Exhibit 99.1

NEWS RELEASE

Range Announces First Quarter 2020 Production and Pricing Update

FORT WORTH, TEXAS, April 27, 2020 – RANGE RESOURCES CORPORATION (NYSE:  RRC) today announced that first quarter 2020 production averaged approximately 2,294 Mmcfe per day. Range continues to expect 2020 production to average approximately 2.3 Bcfe per day, including an expected exit rate of approximately 2.3 Bcfe per day.

The following table details Range’s average production and realized pricing for first quarter 2020:

	1Q20 Production & Realized Pricing(a)
	Natural Gas (Mcf)	Oil (Bbl)	NGLs (Bbl)	Natural Gas Equivalent (Mcfe)

Net Production per day	1,601,765	9,542	105,858	2,294,160

Average NYMEX price	$ 1.95	$ 47.11
Differential, including basis hedging	(0.12)	(6.10)
Realized prices before NYMEX hedges	1.83	41.01	$ 14.87
Settled NYMEX hedges	0.45	11.19	1.04
Average realized prices after hedges	$ 2.29	$ 52.20	$ 15.91	$ 2.55

(a) Numbers may not add due to rounding.

Range’s first quarter 2020 realized NGL price, before hedges, was $14.87 per barrel. This represents a $1.30 per barrel premium to the Mont Belvieu-equivalent barrel, which is at the upper end of Range’s 2020 guidance of $0.50 to $1.50 per barrel premium. Range continues to see positive premiums to Mont Belvieu from NGL exports out of Marcus Hook, as lower international prices since the start of 2020 have been largely offset by lower freight rates. Additionally, some of Range‘s long-term NGL marketing arrangements are structured to insulate Range from lower prices, including physical price floors within certain sales contracts. As a result, Range is reiterating its 2020 NGL premium differential guidance of $0.50 to $1.50 per barrel versus the Mont Belvieu-equivalent barrel. NGL prices have also significantly outperformed oil prices in recent weeks, leading to material improvements in pricing as a percent of WTI. Lastly, Range is reiterating its differential guidance for both natural gas and condensate. Additional detailed guidance updates will be provided with Range’s first quarter earnings release.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas, NGL and oil producer with operations focused on stacked-pay projects in the Appalachian Basin.  The Company pursues an organic development strategy targeting high return, low-cost projects within its large inventory of low risk drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

2020-11

SOURCE:   Range Resources Corporation

Range Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Range Media Contacts:

Mark Windle, Manager of Corporate Communications
724-873-3223
mwindle@rangeresources.com

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